EXHIBIT II

Joint Filing Agreement

THIS JOINT FILING AGREEMENT is entered into as of May 9, 2025, by and among the parties signatories hereto. The undersigned hereby agree that the Statement on Schedule 13G with respect to the shares of Common Stock, par value $0.01 per share, of Rithm Property Trust Inc. is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

May 9, 2025
Date

Beach Point Capital Management LP
/s/ Lawrence M. Goldman
Signature

Lawrence M. Goldman, Chief Administrative Officer
Name/Title

May 9, 2025
Date

Beach Point GP LLC
/s/ Lawrence M. Goldman
Signature

Lawrence M. Goldman, Chief Administrative Officer
Name/Title